EXHIBIT 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30963, 333-30965 and 333-61721) and on Form S-3 (Nos. 333-44617 and 333-72523) of TRO Learning, Inc. of our report dated December 8, 1999 relating to the financial statements, which appears in the Annual Report to Shareholders, which is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated December 8, 1999 relating to the financial statement schedules, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota

January 26, 2000